Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 2 to the Registration Statement (Form S-3 No. 333-272616) and related Prospectus of MicroVision, Inc. for the registration of common stock, preferred stock, and warrants and to the incorporation by reference therein of our report dated April 18, 2023, with respect to the financial statements of Ibeo Automotive Systems GmbH, included in the Current Report on Form 8-K/A Amendment No. 1 of MicroVision, Inc. and filed with the Securities and Exchange Commission on April 18, 2023.

/s/ EY GmbH & Co. KG Wirtschaftsprüfungsgesellschaft

Berlin, Germany

March 1, 2024